EXHIBIT 5.1

[STIKEMAN ELLIOTT LLP LETTERHEAD]

July 29, 2004

Ballard Power Systems Inc.
4343 North Fraser Way
Burnaby, British Columbia
V5J 5J9

Dear Sirs:

Re:          Opinion of Counsel - Registration Statement on Form S-8

                We have acted as Canadian counsel to Ballard Power Systems Inc. (“Ballard”) in connection with the filing by Ballard with the United States Securities and Exchange Commission of a Registration Statement on form S-8 (the “Registration Statement”) registering 66,208 common shares (the “Witschonke Shares”) to be issued to Ross Witschonke pursuant to the terms of an employment agreement (the “Witschonke Employment Agreement”) dated October 3, 2003 between Mr. Witschonke and Ballard.

                In connection with the foregoing and for the purpose of the opinion hereinafter expressed, we have relied exclusively on a Certificate of Compliance dated July 28, 2004 issued to Ballard by the Director appointed under the Canada Business Corporations Act and on certified extracts dated July 29, 2004 of the resolutions of the directors of Ballard adopted in connection with the Witschonke Employment Agreement.

                We have also considered such questions of laws as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed.

                In all such examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies or facsimiles.

                Based upon the foregoing, we are of the opinion that:

1.             Ballard is validly existing as a corporation under the Canada Business Corporations Act; and

2.             the Witschonke Shares have been duly authorized and created and, once issued in accordance with the Witschonke Employment Agreement, will be validly issued and outstanding as fully paid and non-assessable common shares in the capital of Ballard.

                We consent to the use and filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, and any amendments thereto or any Prospectus relating thereto.

Yours truly,

/s/ Stikeman Elliott LLP